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                                                                    EXHIBIT 99.1


INVESTOR RELATIONS CONTACTS:          PRESS CONTACTS:
Gregg Denny, Chief Financial Officer  David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138           Oneida Ltd. (315) 361-3271

FOR IMMEDIATE RELEASE

             ONEIDA LTD. TO TRADE ON OTC MARKET EFFECTIVE MAY 11, 2004

ONEIDA, NY - May 11, 2004 - Oneida Ltd. today announced that the company's common stock has been suspended from the New York Stock Exchange (NYSE) and is being traded on the Over the Counter (OTC) market. The OTC market is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over 3,000 companies.

Oneida said the NYSE notified the company that trading of its common stock was suspended effective May 11, 2004 because Oneida had fallen below the NYSE's continued listing standards for global market capitalization and total stockholders' equity. In addition, the NYSE noted that Oneida's most recent independent public accountant's opinion in its January 31, 2004 Form 10-K filing contained an unqualified opinion with a "going concern" emphasis.

Oneida's stock will be traded on the OTC market under the symbol "ONEI." The OTC market is comprised of the National Quotation Service Bureau, commonly referred to as the Pink Sheets, and the Over the Counter Bulletin Board. Quotes for Oneida's stock can be found at pinksheets.com. OTC securities are traded by a community of market makers who enter quotes and trade reports through a closed computer network.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

Forward Looking Information
With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve




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the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.